Exhibit 10.40.4

Coca-Cola Plaza Atlanta, Georgia
ADDRESS REPLY TO:
James R. Quincey Chairman and Chief Executive Officer The Coca-Cola Company		P.O. Box 1734
Atlanta, GA 303031 ______________
404-676-9980 Fax: 404-598-9980

November 18, 2019

Francisco Crespo
The Coca-Cola Company
Atlanta, Georgia

Dear Francisco,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

1.	You will step down from your current position as Senior Vice President, Chief Growth Officer, on December 31, 2019.

2.	You will no longer be on the Executive Committee and will cease to be an Executive Officer effective January 1, 2020 and will not be re-elected as a corporate officer.

3.
As we have discussed, we would like you to continue with the Company as Senior Strategic Advisor, through June 30, 2020.  In this role, you will continue to work your normal schedule and assist with the transition of your responsibilities and related work as necessary and would separate on June 30, 2020 (“Separation Date”).  The information in this letter assumes that you will continue this work and will sign the enclosed release by December 31, 2019.  Otherwise, your separation date will be December 31, 2019.

4.	Upon the Company's request, you will resign as a director of any company in which the Company has the right to appoint one or more directors.

5.
If you sign the enclosed release, you will be eligible for a benefit under The Coca-Cola Company Severance Pay Plan equivalent to two years of base salary, based on your current annual salary. This amount will be paid in a lump sum shortly after your Separation Date. This amount is subject to all applicable tax and withholdings.

Exhibit 10.40.4

6.	Your base salary will remain at the current rate until your Separation Date. You will not receive future increases.

7.
If you remain employed through December 31, 2019, you will receive an annual incentive award for 2019. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2020. Your participation and any award made to you shall be determined by the Compensation Committee.

8.
If you remain employed through June 30, 2020, you will receive an annual incentive award for 2020, prorated for six months. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2021. Your participation and any award made to you shall be determined by the Compensation Committee.

9.
If you remain employed through June 30, 2020, you will be eligible for retiree health and welfare coverage. Enrollment information will be mailed to you shortly after your Separation Date and will provide information about your coverage options and the costs.

10.
All performance share unit (PSU) awards which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable restricted stock plans and programs as well as your related PSU Agreements. If you sign the enclosed release by December 31, 2019 and remain employed through June 30, 2020, you will be eligible for special treatment under the equity plan as described in your PSU Agreements. You will be personally liable for paying any taxes owed upon receipt of any award.

11.
All options you currently hold will vest and be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements. If you sign the enclosed release by December 31, 2019 and remain employed through June 30, 2020, you will be eligible for special treatment under the equity plan as described in your Stock Option Grant Agreements.

12.	When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.

1.	You will not receive any additional equity grants.

2.
Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the plans in which you participate and in which benefits are vested as of your Separation Date.

3.	You will continue to be reimbursed up to $10,000 per year in financial planning and related expenses incurred by you annually up through your Separation Date.

4.	The Company will provide at its expense outplacement services through a designated services provider.

5.
The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality by December 31, 2019.

Exhibit 10.40.4

Please contact Lisa Chang should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.

Sincerely,

/s/ James Quincey

James Quincey
Chairman and CEO

Agreed to and accepted this 20 day of November, 2019.

/s/ Francisco Crespo
Francisco Crespo

Attachments

cc:    Executive Compensation
Executive Services